EXHIBIT 10.1
SETTLEMENT AND RELEASE AGREEMENT

THE PARTIES

This Settlement and Release Agreement (“Agreement”) is being entered into by Harry G. Mitchell (“Mr. Mitchell”) and Echo Therapeutics, Inc. (“Echo” or the “Company”) and its President and Chief Executive Officer, Patrick T. Mooney (“Dr. Mooney”) (together, the “Echo Parties”) (the Echo Parties and Mr. Mitchell are collectively referred to herein as the “Parties”).

BACKGROUND

Whereas, Mr. Mitchell and Echo are parties to an Employment Agreement, dated September 14, 2007 (the “Employment Agreement”);

Whereas, the Employment Agreement provides Mr. Mitchell with a contractual right to certain severance benefits in the event of a termination by the Company without Cause or a resignation by him for Good Reason, as those terms are defined in the Employment Agreement;

Whereas, effective May 13, 2011, Mr. Mitchell and Echo executed an Amendment to the Employment Agreement, which provided that Mr. Mitchell would no longer be CFO of the Company, but would remain COO;

Whereas, on June 13, 2011, Mr. Mitchell submitted to Dr. Mooney his written Notice of Resignation as CFO, COO and Assistant Secretary of the Company in which he asserted that his resignation was for Good Reason under Section 4.4(d) of the Employment Agreement;

Whereas, Echo asserts that Mr. Mitchell had previously relinquished his CFO title and denies that Mr. Mitchell’s resignation as COO was for Good Reason and therefore did not pay Mr. Mitchell the severance benefits set forth in the Employment Agreement;

Whereas, Mr. Mitchell asserted claims against Echo and Dr. Mooney, including, without limitation, breach of contract, breach of the implied covenant of good faith and fair dealing, violation of the Massachusetts and Pennsylvania wage payment statutes in the matter styled: Harry Mitchell v. Echo Therapeutics, Inc. and Patrick Mooney, Civil Action No. 11-01256-A (the “Litigation”) in Norfolk County Superior Court for the Commonwealth of Massachusetts (the “Court”);

Whereas, Echo responded to the Litigation by serving a partial motion to dismiss; and

Whereas, the Parties have agreed to resolve amicably, finally and forever, the dispute between them without resorting to further legal proceedings and further agree to the terms set forth in this Agreement.

In consideration of the mutual covenants contained below, the adequacy of which the Parties acknowledge, and INTENDING TO BE LEGALLY BOUND BY ALL THE TERMS OF THIS AGREEMENT, the Parties agree to the following specific terms:

SPECIFIC TERMS

Section 1.      Non-Admission of Liability; Disputed Legal Claims.

No term hereof shall be construed as an admission of liability by Echo, Dr. Mooney or any of the other “Echo Released Parties” (as defined in Section 5 below). This Agreement is being made in compromise of disputed legal claims. Nothing in this Agreement, and none of its terms and provisions, and none of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Echo Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Echo Released Parties.

Section 2.      Execution of This Agreement.

Once Echo and Dr. Mooney have executed two copies of this Agreement, the Echo Parties’ Counsel shall promptly deliver both signed copies of this Agreement to Mr. Mitchell’s Counsel. Once Mr. Mitchell has executed both signed copies of this Agreement, Mr. Mitchell’s Counsel shall promptly return one fully executed copy of this Agreement to the Echo Parties’ Counsel. As used in this Agreement, “Echo Parties’ Counsel” refers to Elise Busny, Pinkham Busny LLP, 42 Pleasant Street, Woburn, MA 01801; and “Mr. Mitchell’s Counsel” refers to John T. McCarthy, Esq. of Sanzone & McCarthy, LLP, 888 Worcester Street, Suite 110, Wellesley, MA 02482. The last date on which the Parties have executed this Agreement shall be the Effective Date. The Parties further agree that the Echo Parties’ Counsel and Mr. Mitchell’s Counsel shall execute the documents attached as Exhibit A and
Exhibit B on the Effective Date.

Section 3.      Representations; Dismissal of Actions.

(a) Mr. Mitchell warrants and represents that other than the Litigation, and his complaint brought before the Massachusetts Attorney General’s office identified in his Complaint in the Litigation, he has not to date asserted any other claims against Echo or Dr. Mooney (or any of the other Echo Released Parties) before any government agency, court, or otherwise, and has not assigned, nor will he assign, any such claims (or any “Claims,” as defined in Section 5 below), to any third party. Upon execution of this Agreement by the Parties, Mr. Mitchell shall take whatever actions necessary to ensure that the Litigation is dismissed with prejudice. To this end, within three (3) business days of the date on which Mr. Mitchell has received the Initial Lump Sum identified in Section 4(a) below, Mr. Mitchell’s Counsel shall file with the Court a Stipulation of Dismissal in the form attached hereto as Exhibit A which will bear the signature of counsel for both Parties.

(b) The Parties will execute an Agreement for Judgment against Echo in the form attached as, Exhibit B, which shall be held by Mr. Mitchell’s Counsel in escrow and may only be filed with the Court in the event that Echo fails to make a payment identified in Section 4(a) below and such failure continues for five (5) business days following the date on which the payment is due. The amount of the Agreement for Judgment shall be equal to, and no greater than (i) the amount of the Settlement Payment that remains unpaid, (ii) interest on the unpaid amount at the annual rate of 12% per year and (iii) reasonable attorney’s fees incurred by Mr. Mitchell in his efforts to collect the unpaid amounts. Filing the Agreement for Judgment shall be Mr. Mitchell’s sole remedy should Echo fail to make a payment identified in Section 4(a) below. Provided Echo makes all payments required by Section 4(a) below, Mr. Mitchell’s Counsel shall return the original Agreement for Judgment (retaining no copies) to the Echo Parties’ Counsel within three (3) business days of Mr. Mitchell’s receipt of the final payment. In the event that Mr. Mitchell does not receive payment of the amounts due under Section 4(a) on a timely basis after the expiration of the five (5) business day cure period, Mr. Mitchell may file, and Echo will assent to, a Motion for Relief from the Stipulation of Dismissal pursuant to Massachusetts Rule of Civil Procedure 60(b), or any other necessary motion or other papers, for the sole purpose of reopening the Litigation in order to file and enforce the Agreement for Judgment as set forth in this Section, or Mr. Mitchell may initiate a new action solely to enforce the Agreement for Judgment. Echo agrees that Mr. Mitchell can effect service of any papers necessary for the entry of the Agreement for Judgment by mailing one copy to the Echo Parties’ Counsel, and Echo agrees that the Superior Court Department of the Trial Court of Massachusetts, Norfolk County, shall have personal jurisdiction over Echo for purposes of enforcing the Agreement for Judgment.

(c) Echo, its Board of Directors, and Dr. Mooney warrant and represent that as of their execution of this Agreement (i) they are not aware of any unlawful activities conducted by Mr. Mitchell and/or any facts or circumstances that give rise to a legal claim or suit against Mr. Mitchell, and (ii) they have not asserted any claims against Mr. Mitchell before any government agency, court, or other adjudicatory forum.

Section 4.      Consideration.

In consideration of his execution of this Agreement, Echo will provide Mr. Mitchell with the following:

(a) Settlement Amount. Echo will pay Mr. Mitchell a settlement payment in the gross amount of $125,000.00 (the “Settlement Payment”). The Settlement Payment shall be paid as follows: at the Company’s next regular payroll after the Effective Date, Echo will pay to Mr. Mitchell the gross amount of $62,500.00, minus any withholdings or deductions required by law and as requested by Mr. Mitchell in a timely submitted IRS Form W-4 (the “Initial Lump Sum”).  Thereafter, the remaining gross amount of $62,500.00 of the Settlement Payment will be paid to Mr. Mitchell in six equal, semi-monthly installments of $10,416.67, minus any withholdings or deductions required by law and requested by Mr. Mitchell in a timely submitted IRS Form W-4, starting on the second regular payroll following the payment of the Initial Lump Sum and continuing for three months thereafter.

    (b)  COBRA Premium Payments. Echo will pay Mr. Mitchell’s full monthly COBRA premium for the period of six months following the Effective Date of this Agreement beginning on the first full calendar month following the Effective Date. Echo shall submit payment for Mr. Mitchell’s health insurance directly to its health insurance provider and for Mr. Mitchell’s dental insurance to Echo’s third party administrator, Health Services Administrator, on a timely basis. Echo further agrees that if Mr. Mitchell obtains health and dental coverage through a subsequent employer, it will pay him a cash payment equal to the amount that Mr. Mitchell’s COBRA premiums would have otherwise cost it through the remainder of the six month period (the “COBRA Stipend”). Mr. Mitchell agrees to immediately notify the Company in writing upon obtaining alternate coverage with another employer. Echo will pay this COBRA Stipend within ten (10) business days of the date that it receives notice from Mr. Mitchell that he has obtained alternate coverage.

(c)  Equity. On the Effective Date, Mr. Mitchell shall return to Echo’s General Counsel two (2) stock certificates from restricted stock grants (the “Restricted Stock Certificates”). Upon receipt of the Restricted Stock Certificates, Echo will cancel them and remove the restrictive legend as to the third restricted stock grant (which was issued to Mr. Mitchell on February 28, 2011, which is in the amount of 100,000 shares and which is in Echo’s possession). Upon receipt of the Restricted Stock Certificates from Mr. Mitchell, Echo shall take all steps, within ten (10) business days following the Effective Date, necessary to electronically transfer 100,000 Echo common shares, $0.01 par value, to a financial brokerage account established by Mr. Mitchell with UBS exclusively for the receipt of the Encumbered Shares, which shares shall be fully vested and subject to no restrictions of any kind except for the contractual restrictions described in this Section (the “Encumbered Shares”). Mr. Mitchell agrees that solely with respect to the Encumbered Shares (and without any application to other Echo shares owned by Mr. Mitchell as of the date of this Agreement), Mr. Mitchell shall not sell them at any time prior to April 1, 2012, and he shall sell no more than 5,000 of them per day until the earlier to occur of (i) the date on which all of the 100,000 shares are sold, or (ii) the date of a Change in Control (as such term is defined in Section 4.5(f) of the Employment Agreement). Mr. Mitchell shall hold the Encumbered Shares in an account that is separate from any other Echo shares he owns. Before delivery of the Encumbered Shares to Mr. Mitchell, Mr. Mitchell shall submit a standing order to UBS or any other designated broker or financial advisor of Mr. Mitchell that has been mutually agreed upon with Echo, reflecting the timing and daily volume limitation applicable to the Encumbered Shares, which standing order cannot be changed without written consent of Echo and Mr. Mitchell. Mr. Mitchell agrees to notify Echo in writing if he changes the broker of record for his separate account which holds the Encumbered Shares. Mr. Mitchell shall provide a print out from such brokerage account (including the account name, account number and all activity during the preceding two weeks) to the General Counsel of Echo on a bi-weekly basis (to the extent any shares are sold during the preceding bi-weekly period) regarding the number of Encumbered Shares sold each day during the preceding bi-weekly period. Should Mr. Mitchell sell more than 5,000 of the Encumbered Shares in a single trading day, he shall pay to Echo within ten (10) business days the net proceeds (less any taxes, commissions or other charges incurred by Mr. Mitchell in connection with the sale of the Encumbered Shares) received by him on account of the sale of Encumbered Shares in excess of the volume restriction. For the avoidance of doubt, the penalty shall not apply to the initial 5,000 shares, which were sold in adherence to the volume restriction. Should Echo initiate litigation to enforce its rights under this Section 4(c), Mr. Mitchell shall be responsible for Echo’s costs and reasonable attorneys’ fees incurred by Echo in its efforts to collect the amounts due to it under this Section 4(c). This financial penalty shall be Echo’s and Dr. Mooney’s sole remedy with respect to Mr. Mitchell’s failure to abide by the volume restrictions on the Encumbered Shares.

(d) Taxes.  All amounts paid to Mr. Mitchell under this Agreement shall be subject to all applicable local, state and federal taxes.

Section 5.      Release of Claims.

In consideration of the payments referenced above in Section 4, the adequacy of which Mr. Mitchell acknowledges, and subject to his receipt of all amounts described in Section 4, Mr. Mitchell and his executors, administrators, estate, heirs, successors and assigns (the “Mitchell Releasors”) hereby release each of the Echo Released Parties (as defined below in this Section 5) from any and all known and unknown claims, causes of action, suits, litigation, demands, and obligations of every kind, including claims for damages, wages, attorneys’ fees and any other form of relief available at law or in equity, which he has or may have by means of any matter, cause, or thing whatsoever from the beginning of time to the date of his execution of this Agreement (hereafter collectively “Claims”), that the Mitchell Releasors have, may have, or may claim to have against any of the Echo Released Parties, including, but not limited to, all Claims that were alleged in the Litigation and all Claims that could have been alleged in the Litigation. This shall be a full and final release of all claims known and unknown, foreseen and unforeseen, which have accrued to Mr. Mitchell against the Echo Released Parties up to and including the date of his execution of this Agreement, regardless of the adequacy of the compensation or the extent or character of his injuries and/or damages, known or unknown, and is intended to buy peace from any such claims. Mr. Mitchell expressly acknowledges and assumes all risk, chance, or hazard that any injuries and/or damages resulting from his employment with Echo may become permanent, progressing, greater, or more extensive than is known, anticipated, or expected. As used in this Agreement, “Echo Released Parties” shall mean: (i) Echo Therapeutics, Inc., its successors, assigns, past and present officers, directors, employees, agents, and shareholders, subsidiaries, parent and sister corporations, divisions and affiliates, and its and their officers, directors, employees and agents; and (ii) Dr. Mooney, his heirs, successors, assigns and representatives.

Section 6.      Non-disparagement.

(a)  Mutual Non-Disparagement. Mr. Mitchell agrees not to make disparaging or critical comments to any person or entity concerning Echo, its officers, directors or employees. Similarly, Echo, its Board of Directors, Dr. Mooney, Kimberly Burke, and, Christopher Schnittker shall not make any disparaging or critical comments about Mr. Mitchell.

(b) Third Party Inquiries.  Mr. Mitchell agrees that he will direct all requests for references to Kimberly Burke. Echo agrees that it will respond to any request for a reference on Mr. Mitchell’s behalf by providing only his dates of employment with the Company, salary and the last job title that he held.

Section 7.     Choice of Law.

This Agreement shall be interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts (unless federal law applies), without regard to principles of conflicts of law.

Section 8.      Complete Agreement.

This Agreement is the complete agreement between the Parties on the subject matter herein and shall supersede any and all prior agreements between the Parties, whether oral or written, expressed or implied, including the Employment Agreement, but does not affect any rights Mr. Mitchell may have as a former officer under the Company’s by-laws including (without limitation) any rights to indemnification. None of the Parties is relying upon any promises or inducements not expressly set forth herein in entering into this Agreement. No amendment of this Agreement shall be valid or effective unless made in writing and executed by the parties hereto subsequent to the date of this Agreement.

Section 9.      Construction; Severability.

    None of the Parties shall be deemed to be the drafter of this Agreement, and it shall not be construed or interpreted for or against any of the Parties. In the event that any provision of this Agreement is determined to be legally invalid, the affected provision will be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability will remain unaffected thereby. The Parties further agree to replace any such provision with a valid and enforceable provision, which will achieve, to the fullest extent possible, the settlement, economic, business and/or other purposes of the stricken provision.

Section 10.      Acknowledgments.

    The Parties acknowledge and agree that they have carefully reviewed and understand the terms of this Agreement; that they have consulted with counsel with respect to the terms of this Agreement; that there is sufficient consideration under this Agreement to support their obligations hereunder; that the Parties enter into this Agreement freely, knowingly and voluntarily; and that this Agreement shall not be subject to claims of fraud, duress, or mistake.

Section 11.      Authority; Counterparts.

    The Parties (and/or the representatives acting on behalf of the Parties) represent and warrant that they are duly authorized to execute this Agreement and to enter into the settlement contemplated herein. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. This Agreement may be executed by facsimile or electronic signature, and any such facsimile or electronic signature by any Party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile or electronic signature were an original signature.

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INTENDING TO BE LEGALLY BOUND, the Parties sign below.

/s/ Christopher P. Schnittker	/s/ Harry G. Mitchell
ECHO THERAPEUTICS, INC.	HARRY G. MITCHELL
BY: Christopher P. Schnittker
Chief Financial Officer

Dated: December 20, 2011	Dated: December 20, 2011

/s/ Patrick Mooney
PATRICK MOONEY, Individually

Dated: December 20, 2011

Exhibit A

Commonwealth of Massachusetts

NORFOLK, SS.			SUPERIOR COURT DEPARTMENT
)
HARRY G. MITCHELL		)
	Plaintiff,	)
)
v.		)	CIVIL ACTION NO. 11-01256-A
)
ECHO THERAPEUTICS, INC. AND PATRICK MOONEY		)
	Defendants.	)
)

STIPULATION OF DISMISSAL WITH PREJUDICE

Plaintiff, Harry G. Mitchell, and Defendants, Echo Therapeutics, Inc. and Patrick Mooney, through their attorneys, hereby stipulate and agree that the above referenced action be dismissed with prejudice and without an award of costs to either party. Each party will bear its own costs and attorney’s fees and waive all rights to an appeal.

Respectfully submitted,	Respectfully submitted,
HARRY G. MITCHELL	ECHO THERAPEUTICS, INC. AND PATRICK MOONEY
By his attorney,	By their attorney,

John T. McCarthy, Esq.	Elise Busny, Esq.
SANZONE & MCCARTHY, LLP	PINKHAM BUSNY, LLP
888 Worcester Street, Suite 110	42 Pleasant Street
Wellesley, MA 02482	Woburn, MA 01801
December ____, 2011	December ____, 2011

CERTIFICATE OF SERVICE

I, John T. McCarthy, do hereby certify that a true and correct copy of the foregoing document was served upon the attorney of record for the Defendants by electronic and regular mail on ____________ 20__.

_________________________
John T. McCarthy

Exhibit B

Commonwealth of Massachusetts

NORFOLK, SS.			SUPERIOR COURT DEPARTMENT
)
HARRY G. MITCHELL		)
	Plaintiff,	)
)
v.		)	CIVIL ACTION NO.
)
ECHO THERAPEUTICS, INC.		)
	Defendant.	)
)

AGREEMENT FOR JUDGMENT

Pursuant to Rule 58 of the Massachusetts Rules of Civil Procedure, the parties hereby stipulate and agree to the entry of final judgment in favor of the Plaintiff, Harry Mitchell, and against the Defendant, Echo Therapeutics, Inc., in the amount of $ ______________________, plus interest at the rate of twelve percent (12%) from the date on which the payment was initially due to be paid and an award of the reasonable attorney’s fees incurred by Mr. Mitchell in connection with his efforts to recover the amounts due.

IT IS SO ORDERED, AND JUDGMENT IS HEREBY ENTERED IN FAVOR OF THE PLAINTIFF AGAINST DEFENDANT ECHO THERAPEUTICS, INC., THIS ____ DAY OF _________, 20__.

___________________________________
Associate Justice
Norfolk Superior Court

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SO STIPULATED

HARRY G. MITCHELL	ECHO THERAPEUTICS, INC.
By his attorney,	By its attorney,

John T. McCarthy, Esq.	Elise Busny, Esq.
SANZONE & MCCARTHY, LLP	PINKHAM BUSNY, LLP
888 Worcester Street, Suite 110	42 Pleasant Street
Wellesley, MA 02482	Woburn, MA 01801
December ____, 2011	December ____, 2011

CERTIFICATE OF SERVICE

I, John T. McCarthy, do hereby certify that a true and correct copy of the foregoing document was served upon the attorney of record for the Defendants by electronic and regular mail on _________, 20__.

____________________________
John T. McCarthy